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                                                                 EXHIBIT 3.1(BK)

                            ARTICLES OF INCORPORATION

                                       OF

                          DOLE LOGISTICS SERVICES, INC.

                                   ----------

         I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

         FIRST: The name of the corporation (hereinafter called the corporation) is DOLE LOGISTICS SERVICES, INC.

         SECOND: The name of the corporation's resident agent in the State of Nevada is The Prentice-Hall Corporation System, Nevada, Inc., and the street address of the said resident agent where process may be served on the corporation is 502 East John Street, Carson City 89706.

         THIRD: The number of shares the corporation is authorized to issue is one hundred (100), all of which are without nominal or par value. All such shares are of one class and are designated as Common Stock.

         FOURTH: The governing board of the corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director."

         The number of members constituting the first Board of Directors of the corporation is three (3); and the name and the post office box or street address, either residence or business, of each said members are as follows:

       NAME                                                ADDRESS
--------------------                              ---------------------------
David B. Cooper, Jr.                              31355 Oak Crest Drive
                                                  Westlake Village, CA  91361

David A. DeLorenzo                                31355 Oak Crest Drive
                                                  Westlake Village, CA  91361

Patricia A. McKay                                 31355 Oak Crest Drive
                                                  Westlake Village, CA  91361

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         The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between election of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

         FIFTH: The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation are as follows:

  NAME                                                ADDRESS
--------                                        -----------------------
D. Wisda                                        5670 Wilshire Boulevard
                                                Suite 750
                                                Los Angeles, CA  90036

         SIXTH: The corporation shall have perpetual existence.

         SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

         EIGHTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         NINTH: The corporation may engage in any lawful activity.

         TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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                  IN WITNESS WHEREOF, I do hereby execute these Articles of
Incorporation on February 4, 1993.

                                                     /s/ D. Wisda
                                                     --------------------------
                                                     D. Wisda

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STATE OF CALIFORNIA    )
                       )  ss.:
COUNTY OF LOS ANGELES  )

                  On this 4th day of February, 1993, personally appeared before me, a Notary Public in and for the State and County aforesaid, D. Wisda, known to me to be the person described in and who executed the foregoing Articles of Incorporation, and who acknowledged to me that she executed the same freely and voluntarily and for the uses and purposes therein mentioned.

                  WITNESS my hand and official seal, the day and year first above written.

                                              /s/ Jilliane E. Costelise
                                              ---------------------------------
                                              Notary Public

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